Exhibit 5.1

December 28, 2004

Photonic Products Group, Inc.
181 Legrand Avenue
Northvale, NJ 07647

Dear Sirs:

        In connection with the registration by Photonic Products Group, Inc., a New Jersey corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), of shares of the Company's common stock, par value $.01 per share ("Common Stock") being offered for sale by the selling shareholders ("Selling Shareholders") as contemplated by the Company's Registration Statement on Form S-1, as amended from time to time (the "Registration Statement"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

        Based on such examination, we are of the opinion that the Common Stock being registered pursuant to the Registration Statement have been (and the shares of Common Stock issuable upon the exercise of warrants, when issued and delivered in accordance with the applicable warrant approved by the Company's board of directors and upon receipt by the Company of such lawful consideration therefor in accordance with the terms of the warrant related thereto, will be) validly issued, fully paid, and non-assessable.

        This opinion is limited to the provisions of the New Jersey Business Corporation Act.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER PC

LOWENSTEIN SANDLER PC